Exhibit 99.1

NEWS RELEASE Contact: Greg Hoffer, Vice President Phone Number: (210) 308-8267 http://www.globalscape.com/company/contact.aspx

GlobalSCAPE® Releases Mail Express™ Plug-in for Microsoft Outlook

SAN ANTONIO, TEXAS, December 15, 2008 – GlobalSCAPE, Inc. (AMEX: GSB), a leading developer of file transfer solutions, today announced the release of Mail Express™, a Microsoft Outlook plug-in that facilitates the transfer of large attachments. Mail Express resolves a common IT issue in which large attachments may not be deliverable due to e-mail size restrictions imposed by the sending or receiving mail server. Mail Express also reduces the IT workload by eliminating the need to create ad hoc FTP logins for end users.

With Mail Express, attachments exceeding a configurable total size threshold are automatically and seamlessly replaced in the e-mail message with a link. When the recipient opens the e-mail message and clicks the link, Mail Express delivers the files to the recipient and sends a delivery confirmation message to the sender.

Mail Express also provides substantial benefits for mail system administrators by establishing a single point of accountability and auditing for attachments sent from Microsoft Outlook. In addition to specifying size thresholds for Mail Express delivery, administrators can configure Mail Express to deliver only certain types of files (for example, by file extension) and can audit attachment transmissions and deliveries.

“GlobalSCAPE is pleased to release Mail Express following strong, positive market feedback from our November pre-announcement of this solution,” stated Greg Hoffer, GlobalSCAPE Vice President of New Products. “We have rebranded the solution as Mail Express to clearly signal the arrival of a powerful e-mail plug-in that complements our industry-leading file transfer solutions. With Mail Express, the GlobalSCAPE portfolio now includes client, server, software as a service, and e-mail solutions for facilitating file transfers. We look forward to sustaining our leadership in this market space and extending Mail Express to other e-mail solutions.”

About GlobalSCAPE

GlobalSCAPE, Inc. (AMEX: GSB), headquartered in San Antonio, TX, provides managed file transfer (MFT) products to securely exchange critical information over public networks. Since the release of CuteFTP in 1996, GlobalSCAPE’s products have continued to evolve to meet the business and technology needs of an increasingly interconnected global marketplace. For more information about GlobalSCAPE’s products, visit www.globalscape.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “would,” “exceed,” “should,” “anticipates,” believe,” “steady,” “dramatic,” and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks that are detailed in the Company’s Annual Report on Form 10-K for the 2007 calendar year, as amended by Form 10-K/A Number 1 filed with the Security Exchange Commission on August 28, 2008.